Exhibit 99.2

ZIOPHARM-Intrexon Synthetic Immuno-Oncology Programs Strengthened through Collaboration with Merck Serono

BOSTON, MA and GERMANTOWN, MD, March 30, 2015 – ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP) and Intrexon Corporation (NYSE: XON) today announced their oncology programs will be strengthened through Intrexon’s new global collaboration focused exclusively on novel chimeric antigen receptor T-cell (CAR-T) products with Merck Serono, the biopharmaceutical division of Merck KGaA, Darmstadt, Germany. Intrexon will share the economic provisions of this collaboration, including upfront payment, milestones and royalties, equally with ZIOPHARM.

Under the collaboration Merck Serono will elect CAR-T targets, two initially, for which it will provide certain research funding. Through its agreement with Intrexon, ZIOPHARM will be responsible for any additional research and development expenditures. Once these candidates reach investigational new drug (IND) stage, the programs will be transferred to Merck Serono for clinical development and commercialization. ZIOPHARM and Intrexon will also independently conduct research and development on other CAR-T candidates, with Merck having the opportunity during clinical development to opt-in. ZIOPHARM’s other oncology programs will continue through its Exclusive Channel Collaboration (ECC) with Intrexon.

“Controlled CAR-T treatments hold the promise of delivering the powerful benefit of a targeted immune response to cancer with the ability to modulate immune toxicity, leading to safer, more efficacious treatments,” said Jonathan Lewis, M.D., Ph.D., Chief Executive Officer of ZIOPHARM. “The collaboration with Merck Serono brings world-class resources to our development efforts that greatly enhance our ability to translate CAR-T therapies from bench to bedside.”

“Harnessing the power of the immune system in a regulated manner is key to address the challenges of current CAR-T approaches and combat malignancies with adoptive cell therapies,” said Gregory Frost Ph.D., Senior Vice President and Head of Intrexon’s Health Sector. “We believe our alliances with Merck Serono and ZIOPHARM will accelerate progress in our synthetic immuno-oncology pipeline and drive next-generation medicines to market.”

R.J. Kirk, Chairman and CEO of Intrexon, commented, “The success of our partners is our #1 goal so it is gratifying for us to see the progress being made in the programs initiated under our ECC with ZIOPHARM. We look forward to seeing this progress accelerating in the coming months and years.”

About ZIOPHARM

ZIOPHARM Oncology is a Boston, Massachusetts-based biotechnology company employing novel gene expression, control and cell technologies to deliver safer, more effective and scalable cell-based therapies for the treatment of cancer. The Company’s synthetic immuno-oncology programs, in collaboration with Intrexon Corporation and the MD Anderson Cancer Center, include chimeric antigen receptor T cell (CAR-T) and other adoptive cell based approaches that use non-viral gene transfer methods for broad scalability. The Company is advancing programs in multiple stages of development together with Intrexon Corporation’s RheoSwitch Therapeutic System® technology, a switch to turn on and off, and precisely modulate, gene expression in order to improve therapeutic index. The Company’s pipeline includes a number of cell-based therapeutics in both clinical and preclinical testing which are focused on hematologic and solid tumor malignancies.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is a leader in synthetic biology focused on collaborating with companies in Health, Food, Energy, Environment, and Consumer sectors to create biologically-based products that improve the quality of life and the health of the planet. Through the Company’s proprietary UltraVector® platform and integrated technology suite, Intrexon provides its partners with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com.

Safe Harbor Statement

This press release contains certain forward-looking information about ZIOPHARM Oncology, Inc. and Intrexon Corporation that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and can be identified by terms such as “may,” “will,” “should,” “expects,” “plans,” “believes,” and “estimates.” These statements include, but are not limited to, statements regarding the progress, timing and results of preclinical and clinical trials; and the progress of research and development programs. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of ZIOPHARM or Intrexon, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether chimeric antigen receptor T cell (CAR-T) based therapies will advance further in the pre-clinical or clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether CAR-T based therapies will be successfully marketed if approved; whether any of ZIOPHARM’s other therapeutic product discovery and development efforts will be successful; ZIOPHARM and Intrexon’s ability to achieve the results contemplated by their collaboration agreements; the strength and enforceability of the companies’ intellectual property rights; competition from other pharmaceutical and biotechnology companies; the development of, and the companies’ ability to take advantage of, the market for their therapeutic products; ZIOPHARM and Intrexon’s ability to raise additional capital to fund their operations on terms acceptable to the companies; and the other risk factors contained in ZIOPHARM and Intrexon’s periodic and interim SEC reports filed from time to time with the Securities and Exchange Commission, including but not limited to, their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2014. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and neither ZIOPHARM nor Intrexon undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

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For more information contact:

ZIOPHARM Oncology contacts:

Lori Ann Occhiogrosso

Director of Corporate Communication

617-259-1987

locchiogrosso@ziopharm.com

David Pitts or Eliza Schleifstein

Argot Partners

212-600-1902

david@argotpartners.com

eliza@argotpartners.com

Intrexon Corporation contacts:

Corporate:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com

Investor:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

investors@intrexon.com